Exhibit 99.2

news release

TENNECO ANNOUNCES EXTENSION OF REDEMPTION DATE

FOR

5 3⁄8% SENIOR NOTES DUE 2024

AND

5.0% SENIOR NOTES DUE 2026

Skokie, Illinois, November 4, 2022—Tenneco Inc. (NYSE: TEN) (“Tenneco”) today announced that it has extended the redemption date for its previously announced full redemption of all of its outstanding 5 3⁄8% Senior Notes due 2024 (the “2024 Notes”) and all of its outstanding 5.0% Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”) from the originally scheduled date on November 7, 2022 to November 14, 2022, subject to being further extended or rescinded if the conditions set forth in Tenneco’s New Conditional Notice of Redemption issued on October 6, 2022 (the “Notice of Redemption”) have not been satisfied or waived by such date.

The aggregate principal amount outstanding of the 2024 Notes is $225,000,000. The redemption price for the 2024 Notes will be equal to 100.896% of the principal amount thereof, plus accrued and unpaid interest on such Notes from June 15, 2022 (the most recent interest payment date) to, but excluding, the redemption date.

The aggregate principal amount outstanding of the 2026 Notes is $500,000,000. The redemption price for the 2026 Notes will be equal to 101.667% of the principal amount thereof, plus accrued and unpaid interest on such Notes from July 15, 2022 (the most recent interest payment date) to, but excluding, the redemption date.

Except for the extension of the redemption date, all other terms and conditions of the redemption for the for the Notes set forth in the Notice of Redemption remain in full force and effect.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers, and marketers of automotive products for original equipment and aftermarket customers, with full year 2021 revenues of $18 billion and approximately 71,000 team members working at more than 260 sites worldwide. Through our four business groups, Motorparts, Performance Solutions, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket.

Investor inquiries

Linae Golla

847 482-5162

lgolla@tenneco.com

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Rich Kwas

248 849-1340

rich.kwas@tenneco.com

Media inquiries

Bill Dawson

847 482-5807

bdawson@tenneco.com